JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the ordinary shares of Amarin Corporation plc, dated as of October 27, 2004 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Dated: October 27, 2004
AMARIN INVESTMENT HOLDING LIMITED

By: /s/ David J. Doyle
    -------------------------------------
    Name: David J. Doyle
    Title: Director


Dated: October 27, 2004


/s/ Thomas G. Lynch
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Thomas G. Lynch